Exhibit 99.1

GM FINANCIAL REPORTS FULL YEAR AND FOURTH QUARTER 2021
OPERATING RESULTS

•Full year net income of $3.8 billion; fourth quarter net income of $909 million
•Full year retail loan and operating lease originations of $50.9 billion; $10.2 billion for the fourth quarter
•Earning assets of $102.8 billion at December 31, 2021
•Available liquidity of $26.7 billion at December 31, 2021

FORT WORTH, TEXAS February 1, 2022 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced net income of $909 million for the quarter ended December 31, 2021, compared to $822 million for the quarter ended September 30, 2021, and $776 million for the quarter ended December 31, 2020. Net income for the year ended December 31, 2021 was $3.8 billion, compared to $2.0 billion for the year ended December 31, 2020.

Retail loan originations were $7.5 billion for the quarter ended December 31, 2021, compared to $7.8 billion for the quarter ended September 30, 2021, and $7.6 billion for the quarter ended December 31, 2020. Retail loan originations for the year ended December 31, 2021 were $32.6 billion, compared to $30.1 billion for the year ended December 31, 2020. The outstanding balance of retail finance receivables, net of fees was $58.1 billion at December 31, 2021, compared to $51.3 billion at December 31, 2020.

Operating lease originations were $2.8 billion for the quarter ended December 31, 2021, compared to $3.8 billion for the quarter ended September 30, 2021, and $6.0 billion for the quarter ended December 31, 2020. Operating lease originations for the year ended December 31, 2021 were $18.3 billion, compared to $19.7 billion for the year ended December 31, 2020. Leased vehicles, net was $37.9 billion at December 31, 2021, compared to $39.8 billion at December 31, 2020.

The outstanding balance of commercial finance receivables, net of fees was $6.8 billion at December 31, 2021, compared to $9.1 billion at December 31, 2020.

Retail finance receivables 31-60 days delinquent were 1.8% of the portfolio at December 31, 2021 and 2.1% at December 31, 2020. Accounts more than 60 days delinquent were 0.6% of the portfolio at December 31, 2021 and 0.8% at December 31, 2020.

Annualized net charge-offs were 0.6% of average retail finance receivables for the quarter ended December 31, 2021 and 0.9% for the quarter ended December 31, 2020. For the year ended December 31, 2021, net charge-offs were 0.6%, compared to 1.3% for the year ended December 31, 2020.

The Company had total available liquidity of $26.7 billion at December 31, 2021, consisting of $3.9 billion of cash and cash equivalents, $19.3 billion of borrowing capacity on unpledged eligible assets, $0.5 billion of borrowing capacity on committed unsecured lines of credit, $1.0 billion of borrowing capacity on the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity on the GM Revolving 364-Day Credit Facility.

Earnings resulting from the Company's equity investment in joint ventures that conduct automotive finance operations in China were $44 million for the quarter ended December 31, 2021, compared to $53 million for the quarter ended September 30, 2021 and $34 million for the quarter ended December 31, 2020. Earnings for the year ended December 31, 2021 were $201 million, compared to $147 million for the year ended December 31, 2020.

About GM Financial

General Motors Financial Company, Inc. is the wholly owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. Additional materials addressing the Company’s results of operations for the quarter and full year ended December 31, 2021 can be accessed via the Investor Relations section of the Company’s website at https://investor.gmfinancial.com.

Forward-Looking Statements

The most significant risks are detailed from time to time in our filings and reports with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2021 and our subsequent quarterly reports on Form 10-Q. Such risks include - but are not limited to - GM's ability to sell new vehicles that we finance in the markets we serve; dealers' effectiveness in marketing our financial products to consumers; the viability of GM-franchised dealers that are commercial loan customers; the sufficiency, availability and cost of sources of financing, including credit facilities, securitization programs and secured and unsecured debt issuances; the adequacy of our underwriting criteria for loans and leases and the level of net charge-offs, delinquencies and prepayments on the loans and leases we purchase or originate; our ability to effectively manage capital or liquidity consistent with evolving business or operational needs, risk management standards and regulatory or supervisory requirements; the adequacy of our allowance for loan losses on our finance receivables; our ability to maintain and expand our market share due to competition in the automotive finance industry from a large number of banks, credit unions, independent finance companies and other captive automotive finance subsidiaries; changes in the automotive industry that result in a change in demand for vehicles and related vehicle financing; the effect, interpretation or application of new or existing laws, regulations, court decisions and accounting pronouncements; adverse determinations with respect to the application of existing laws, or the results of any audits from tax authorities, as well as changes in tax laws and regulations, supervision, enforcement and licensing across various jurisdictions; the prices at which used vehicles are sold in the wholesale auction markets; vehicle return rates, our ability to estimate residual value at lease inception and the residual value performance on vehicles we lease; interest rate fluctuations and certain related derivatives exposure; our joint ventures in China, which we cannot operate solely for our benefit and over which we have limited control; changes in the determination of LIBOR and other benchmark rates; the length and severity of the COVID-19 pandemic; our ability to secure private data, proprietary information, manage risks related to security breaches and other disruptions to networks and systems owned or maintained by us or third parties and comply with enterprise data regulations in all key market regions; foreign currency exchange rate fluctuations and other risks applicable to our operations outside of the U.S.; changes in local, regional, national or international economic, social or political conditions; and impact and uncertainties related to climate related events and climate change legislation. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. It is advisable not to place undue reliance on any forward-looking statements. We undertake no obligation to, and do not, publicly update or revise any forward-looking statements, except as required by law, whether as a result of new information, future events or otherwise.

General Motors Financial Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Revenue
Finance charge income	$1,016	$1,025	$4,103	$3,996
Leased vehicle income	2,155	2,327	9,026	9,530
Other income	61	74	290	305
Total revenue	3,232	3,426	13,419	13,831
Costs and expenses
Operating expenses	478	393	1,648	1,490
Leased vehicle expenses	985	1,280	4,142	5,882
Provision for loan losses	74	57	248	881
Interest expense	559	691	2,546	3,023
Total costs and expenses	2,096	2,421	8,584	11,276
Equity income	44	34	201	147
Income before income taxes	1,180	1,039	5,036	2,702
Income tax provision	271	263	1,247	693
Net income	909	776	3,789	2,009
Less: cumulative dividends on preferred stock	30	29	119	98
Net income attributable to common shareholder	$879	$747	$3,670	$1,911

Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	December 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$3,948	$5,063
Finance receivables, net	62,979	58,390
Leased vehicles, net	37,929	39,819
Goodwill	1,169	1,173
Equity in net assets of non-consolidated affiliates	1,717	1,581
Related party receivables	301	643
Other assets	5,743	7,156
Total assets	$113,786	$113,825
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$39,338	$39,982
Unsecured debt	53,223	52,443
Deferred income	2,551	3,048
Related party payables	313	269
Other liabilities	4,567	4,485
Total liabilities	99,992	100,227
Total shareholders' equity	13,794	13,598
Total liabilities and shareholders' equity	$113,786	$113,825

Operational and Financial Data
(Unaudited, Dollars in millions)

	Three Months Ended December 31,		Years Ended December 31,
Originations	2021	2020	2021	2020
Retail finance receivables originations	$7,458	$7,620	$32,621	$30,111
Lease originations	$2,786	$5,961	$18,268	$19,698

	Three Months Ended December 31,		Years Ended December 31,
Average Earning Assets	2021	2020	2021	2020
Average retail finance receivables	$57,624	$50,087	$55,633	$46,313
Average commercial finance receivables	5,482	8,939	6,300	9,713
Average finance receivables	63,106	59,026	61,933	56,026
Average leased vehicles, net	38,829	39,621	39,871	40,345
Average earning assets	$101,935	$98,647	$101,804	$96,371

Ending Earning Assets	December 31, 2021	December 31, 2020
Retail finance receivables, net of fees	$58,093	$51,288
Commercial finance receivables, net of fees	6,772	9,080
Leased vehicles, net	37,929	39,819
Ending earning assets	$102,794	$100,187

Finance Receivables	December 31, 2021	December 31, 2020
Retail
Retail finance receivables, net of fees	$58,093	$51,288
Less: allowance for loan losses	(1,839)	(1,915)
Total retail finance receivables, net	56,254	49,373
Commercial
Commercial finance receivables, net of fees	6,772	9,080
Less: allowance for loan losses	(47)	(63)
Total commercial finance receivables, net	6,725	9,017
Total finance receivables, net	$62,979	$58,390

Allowance for Loan Losses	December 31, 2021	December 31, 2020
Allowance for loan losses as a percentage of retail finance receivables, net of fees	3.2%	3.7%
Allowance for loan losses as a percentage of commercial finance receivables, net of fees	0.7%	0.7%

Delinquencies	December 31, 2021	December 31, 2020
Loan delinquency as a percentage of ending retail finance receivables:
31 - 60 days	1.8%	2.1%
Greater than 60 days	0.6	0.8
Total	2.4%	2.9%

	Three Months Ended December 31,		Years Ended December 31,
Charge-offs and Recoveries	2021	2020	2021	2020
Charge-offs	$233	$273	$897	$1,149
Less: recoveries	(145)	(159)	(571)	(537)
Net charge-offs	$88	$114	$326	$612
Net charge-offs as an annualized percentage of average retail finance receivables	0.6%	0.9%	0.6%	1.3%

	Three Months Ended December 31,		Years Ended December 31,
Operating Expenses	2021	2020	2021	2020
Operating expenses as an annualized percentage of average earning assets	1.9%	1.6%	1.6%	1.5%

Investor Relations contact:
Stephen Jones
Vice President, Investor Relations
(817) 302-7119
Investors@gmfinancial.com